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                                                                      Exhibit 23

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 2-9252) pertaining to the Third Amended and Restated Incentive Stock Option Plan, the Non-Qualified Stock Option Plan and the Stock Incentive Award Plan, and in the Registration Statement (Form S-8 No. 33-62411) pertaining to the 1993 Employee Stock Option Plan and 1993 Directors' Stock Option Plan of Alpha Microsystems of our report dated April 29, 1996, with respect to the consolidated financial statements and schedule of Alpha Microsystems included in the Annual Report (Form 10-K) for the year ended February 25, 1996.

                                        ERNST & YOUNG LLP

Orange County, California
April 29, 1996